Bell Canada

1, carrefour Alexander-Graham-Bell

Building A, 8th Floor

Verdun, Quebec

Canada H3E 3B3

May 24, 2012

VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Bell Canada

File No. 333-11228

Withdrawal of Request for Withdrawal of Registration Statement

Ladies and Gentlemen:

Pursuant to counsel’s recent discussion with the Staff, we hereby withdraw the request of Bell Canada (the “Company”) dated July 30, 2002 for withdrawal of the Company’s registration statement on Form F-9 (File No. 333-11228), which became effective on December 17, 1999.

Should you have any questions concerning the foregoing, please contact Donald R. Crawshaw of Sullivan & Cromwell LLP, the Company’s U.S. counsel, at (212) 558-4016.

BELL CANADA

By:	/s/ Paul Stinis
Paul Stinis Senior Vice-President and Treasurer

cc:	Paul Dudek

Division of Corporate Finance

Office of International Corporate Finance

Securities and Exchange Commission